EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACTS: J. Eric Bjornholt – CFO (480) 792-7804 Gordon Parnell – Vice President of Business Development and Investor Relations (480) 792-7374

MICROCHIP TECHNOLOGY EXCEEDS FINANCIAL GUIDANCE
FOR THE SECOND FISCAL QUARTER 2010

•	Net sales of $226.7 million, up 17.5% sequentially
•	highest sequential growth in 15 years

•	On a GAAP basis:
•	Gross margin of 54.4%; Operating profit of 23.3%; Net income of $44.5 million and 19.6% of net sales; EPS of 24 cents per diluted share

•	On a non-GAAP basis:
•	Gross margin of 55.5%; Operating profit of 27.8%; Net income of $53.2 million and 23.5% of net sales; EPS of 29 cents per diluted share

•	Days of inventory reduced by 12 days sequentially, to 96 days

•	Record shipments of 38,086 development tools

•	Increased quarterly dividend to 34 cents per share

CHANDLER, Arizona – November 4, 2009 – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the three months ended September 30, 2009 as summarized in the following table:

	GAAP	% of Revenue	Non-GAAP1	% of Revenue
Revenue	$226.7 million		$226.7 million
Gross Margin	$123.3 million	54.4%	$125.8 million	55.5%
Operating Income	$52.7 million	23.3%	$63.1 million	27.8%
Other Income (Expense)	($1.4) million		($2.0) million
Income Tax Expense	$6.8 million		$7.9 million
Net Income	$44.5 million	19.6%	$53.2 million	23.5%
Earnings per Diluted Share	24 cents		29 cents

1	See the “Use of Non-GAAP Financial Measures” section of this release.

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Microchip Technology Incorporated 2355 West Chandler Blvd.  Chandler, AZ 85224-6199   Main Office 480•792•7200  FAX 480•899•9210

Microchip Technology
Reports Second Quarter
Fiscal 2010 Results

Net sales for the second quarter of fiscal year 2010 were $226.7 million, up 17.5% sequentially from net sales of $192.9 million in the immediately preceding quarter, and down approximately 16% from net sales of $269.7 million in the prior year’s second fiscal quarter.  GAAP net income for the second quarter of fiscal year 2010 was $44.5 million, or 24 cents per diluted share, up 62.5% from GAAP net income of $27.4 million, or 15 cents per diluted share, in the immediately preceding quarter, and down 41.3% from GAAP net income of $75.7 million, or 40 cents per diluted share, in the prior year’s second fiscal quarter.

Non-GAAP net income for the second quarter of fiscal year 2010 was $53.2 million, or 29 cents per diluted share, up 51.9% from non-GAAP net income of $35 million, or 19 cents per diluted share, in the immediately preceding quarter, and down 36.3% from non-GAAP net income of $83.5 million, or 45 cents per diluted share, in the prior year’s second fiscal quarter.  Our non-GAAP results exclude the effect of share-based compensation, any gain or loss on trading securities, the impact of our acquisition activities and non-cash interest expense on our convertible debentures associated with the adoption of the Financial Accounting Standards Board’s Accounting Standards Codification Subtopic 470-20, Debt with Conversion and Other Options – Cash Conversion, which requires us to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects our nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized.  A reconciliation of our non-GAAP and GAAP results is included in this press release.

Microchip also announced today that its Board of Directors declared a quarterly cash dividend on its common stock of 34 cents per share.  The quarterly dividend is payable on December 2, 2009 to stockholders of record on November 18, 2009.  Microchip initiated quarterly cash dividend payments in the third quarter of fiscal 2003.

“During the September quarter we experienced strength in all geographies and product lines, allowing us to exceed our revenue, gross margin and earnings per share guidance that we revised positively in early September,” said Steve Sanghi, Microchip’s President and CEO.

“We achieved GAAP gross margins of 54.4% and non-GAAP gross margins of 55.5%.  Non-GAAP gross margins were up over 400 basis points from the June quarter, and we expect another 150 to 200 basis points of gross margin improvement in the December quarter as we continue to increase production levels in our factories in response to improving business conditions,” continued Mr. Sanghi.

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Microchip Technology
Reports Second Quarter
Fiscal 2010 Results

“Our microcontroller business delivered excellent results and revenue was up 16.6% sequentially, and we shipped a record 38,086 development tools.  Our 16-bit microcontrollers posted a very strong sequential revenue growth of 49.1%, as well as a 70.3% growth from the year-ago quarter,” said Ganesh Moorthy, Chief Operating Officer.  “Our analog business executed on all fronts and revenue grew an exceptional 25.5% sequentially.”

Eric Bjornholt, Microchip’s Chief Financial Officer, said, “Inventory levels on Microchip’s balance sheet decreased by $5.4 million in the September quarter compared to the June quarter.  Inventory days declined from 108 days at June 30, 2009 to 96 days at September 30, 2009.  Days of inventory at our distributors remained flat to the June quarter levels.  We have aggressively increased our manufacturing output so that we can continue to meet the needs of our customers.”

Mr. Bjornholt continued, “In the September quarter our cash, short-term and long-term investment position increased by $34.6 million after payment of our quarterly cash dividend of $62.1 million.  We expect our cash generation to remain strong for the balance of fiscal year 2010.”

Mr. Sanghi concluded, “We are extremely pleased with the performance of our business and excellent execution by our employees.  Our book-to-bill ratio for the September quarter was 1.15, resulting in our opening backlog position for the December quarter being significantly higher than our backlog entering the September quarter. While there are fewer shipping days in Europe and the Americas this quarter, based on the improved visibility and general business conditions, we expect revenue to be up 4% to 8% sequentially.”

Microchip’s Recent Highlights:

•
During the quarter, Microchip shipped 38,086 development systems, a new record that demonstrates the continued strong interest in Microchip’s products in the face of a tough economy.  The total cumulative number of development systems shipped now stands at 843,010.

•
8-bit microcontroller innovation continued at a brisk pace this quarter, with Microchip’s first PIC® microcontroller family to feature its enhanced Mid-range 8-bit core.  The family’s increased memory and core capabilities deliver enhanced support for both C and Assembly programmers, and “LF” family members feature Microchip’s nanoWatt XLP technology—for extreme low power consumption—enabling designs to achieve world-leading battery lifetime.

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Microchip Technology
Reports Second Quarter
Fiscal 2010 Results

•
Microchip expanded the family of 8-bit PIC18 ‘K’ devices that feature nanoWatt XLP technology, adding 5V operation.  The PIC18F87J93 8-bit family was also introduced, with direct-drive LCD, and enhanced analog and capacitive-touch-sensing peripherals for medical and metering applications.

•
Growth for the nanoWatt XLP portfolio of eXtreme Low Power PIC microcontrollers also continued among Microchip’s 16-bit families.  The new PIC24F04KA201 family combines 20 nA sleep currents and small packages at less than $.99 each in high volume.

•
Adding to Microchip’s comprehensive portfolio of mTouch™ capacitive and inductive touch-sensing solutions, the new AR1000 controllers are the embedded industry’s most innovative analog resistive touch-screen controllers; further solidifying Microchip’s position as the broadest touch-sensing solutions provider in the semiconductor industry.

•
Microchip enhanced its connectivity capabilities with low-cost, standalone, IEEE 802.3™ compliant, 100 Mbps Ethernet interface controllers that can connect to nearly any microcontroller via an industry-standard Serial Peripheral Interface (SPI) or a flexible parallel interface.

•
The Company’s broad analog and interface portfolio also continued to expand at a rapid pace, including the industry’s first 12-bit Quad Digital-to-Analog Converter (DAC) to feature non-volatile EEPROM, which enables the DAC’s configuration to be loaded automatically at startup.  Microchip also introduced single- and dual-cell Li-Ion & LiFePO4 battery chargers with over-voltage protection to enable safer, longer-lasting portable devices.

•
New development tools included free uninterruptable power-supply and power-factor-correction reference designs, using Microchip’s dsPIC33 GS series of digital-power-conversion DSCs; a new starter kit for the PIC18 portfolio of high-performance 8-bit microcontrollers; and new boards and software tools for designing graphics displays using PIC microcontrollers.  Microchip is also running its own “cash for clunkers” program, where competitor’s tools can be exchanged for a discount on Microchip’s most popular development systems.

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Microchip Technology
Reports Second Quarter
Fiscal 2010 Results

•
While some other companies have been slashing their customer training budgets and cancelling annual conferences, Microchip added the new Embedded Designer’s Forums, a worldwide series of technical learning events focused on innovative technologies that will help designers stay ahead in today’s competitive environment.  The forums are running from October 2009 through February 2010 at 120 locations across North America, Europe, South Africa, Australia, New Zealand, China, Japan, Taiwan, Korea, ASEAN and India.

Third Quarter Fiscal 2010 Outlook:

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

	GAAP	Non-GAAP Adjustments	Non-GAAP1
Revenue	$236 to $245 million		$236 to $245 million
Gross Margin2	56.2% to 56.7%	$1.6 to $1.8 million	57% to 57.5%
Operating Expenses2	30.1% to 30.3%	$8.0 to $8.2 million	26.8% to 27.0%
Other Income (Expense)	($2.7) to ($2.9) million	$1.6 million	($1.1) to ($1.3) million
Tax Rate	12.1% to 12.5%	$1.8 to $2.0 million	12.8% to 13.2%
Diluted Common Shares Outstanding3	187.5 to 188.3 million	1.7 million shares	185.8 to 186.6 million
Earnings per Share	27 to 29 cents	5 to 6 cents	33 to 35 cents

•	Inventory is expected to grow between 6 and 12 days from September 30, 2009, while remaining below our internal target of 115 days.

•
Capital expenditures for the quarter ending December 31, 2009 are expected to be approximately $20 million.  Capital expenditures for all of fiscal year 2010 are anticipated to be approximately $35 million.  We are investing in equipment to support the expected revenue growth of our new products and technologies and plan to take advantage of low-cost equipment opportunities in the marketplace.

•
We expect net cash generation during the December quarter of approximately $65 to $75 million before the dividend payment of $62.3 million announced today.  The amount of expected net cash generation is before the effect of any stock buy back activity.

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Microchip Technology
Reports Second Quarter
Fiscal 2010 Results

•
Microchip’s Board of Directors authorized a stock buy back of up to 10.0 million shares in December 2007.  At March 31, 2009, approximately 2.5 million shares remained available for purchase under this program.  Future purchases will depend upon market conditions, interest rates and corporate considerations.

Calendar Year 2010 Internal Plan:

In order to provide more insight into our business, Microchip is providing information about our internal plan for calendar year 2010.  It reflects the results we expect from our multi-year demand creation activity that has generated a large number of new designs.  Many of these designs are with new customers in emerging markets and applications that are outside our traditional core areas, which we believe will result in increased market share.

Calendar Year 2010 Internal Plan	GAAP	Non-GAAP1
Revenue	$1.05 billion	$1.05 billion
Gross Margin2	57.7%	58.5%
Operating Expenses2	29.6%	26.7%
Operating Profit	28.1%	31.8%
Earnings Per Share	$1.29	$1.50

1	Use of Non-GAAP Financial Measures:

Our Non-GAAP adjustments, where applicable, include the effect of share-based compensation, any gain or loss on trading securities, the impact of our recent acquisition activities and non-cash interest expense on our convertible debentures and the related income tax implications of these items.

We are required to estimate the cost of certain forms of share-based compensation, including employee stock options, restricted stock units and our employee stock purchase plan, and to record a commensurate expense in our income statement.  Share-based compensation expense is a non-cash expense that varies in amount from period to period and is affected by the price of our stock at the date of grant.  The price of our stock is affected by market forces that are difficult to predict and are not within the control of management.  The value of our trading securities varies in amount from period to period and is affected by fluctuations in the market prices of such securities that we cannot predict and are not within the control of management.  The non-GAAP adjustments related to the impact of our acquisitions and a portion of our interest expense related to our convertible debentures are non-cash expenses related to such transactions.  Our acquisitions of patent portfolio licenses are non-recurring events in our business.  Accordingly, management excludes all of these items from its internal operating forecasts and models.

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Microchip Technology
Reports Second Quarter
Fiscal 2010 Results

We are using non-GAAP gross profit, non-GAAP research and development expenses, non-GAAP selling, general and administration expenses, non-GAAP operating income, non-GAAP other income (expense), non-GAAP income tax expense/tax rate, non-GAAP net income, and non-GAAP diluted earnings per share which exclude the items noted in the immediately preceding paragraph, to permit additional analysis of our performance.  Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods.  Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash and other charges that many investors feel may obscure our true operating costs.  Management uses these non-GAAP measures to manage and assess the profitability of its business.  Specifically, we do not consider such items when developing and monitoring our budgets and spending.  As described above the economic substance behind our decision to exclude such items relates either to these charges being non-cash in nature or to the one-time nature of the events or, in the case of our trading securities, because such item is difficult to predict and not within the control of management.  Our determination of the above non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for amounts determined in accordance with GAAP.  There are limitations associated with using non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance.  Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

2
Generally, gross margin fluctuates over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; inventory reserves; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.  Operating expenses fluctuate over time, primarily due to revenue and profit levels.

3
Diluted Common Shares Outstanding can vary for, among other things, the trading price of our common stock, the actual exercise of options or vesting of restricted stock units, the potential for incremental dilutive shares from our convertible debentures, and the repurchase or the issuance of stock or the sale of treasury shares.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2009	2008 (1)	2009	2008 (1)
Net sales	$226,661	$269,706	$419,610	$537,878
Cost of sales	103,321	105,553	199,835	210,128
Gross profit	123,340	164,153	219,775	327,750

Operating expenses:
Research and development	29,568	31,343	57,204	62,895
Selling, general and administrative	41,046	45,629	77,429	91,042
Special charge	-	-	1,238	-
	70,614	76,972	135,871	153,937

Operating income	52,726	87,181	83,904	173,813

Other (expense) income, net	(1,444)	4,953	33	10,255

Income before income taxes	51,282	92,134	83,937	184,068

Income tax provision	6,797	16,414	12,084	32,801

Net income	$44,485	$75,720	$71,853	$151,267

Basic net income per share	$0.24	$0.41	$0.39	$0.82

Diluted net income per share	$0.24	$0.40	$0.39	$0.80

Basic shares used in calculation	183,190	183,615	183,023	184,139
Diluted shares used in calculation	186,922	187,936	186,224	189,493

(1)	As adjusted due to the adoption of ASC Subtopic 470-20, Debt with Conversion and Other Options – Cash Conversion.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

ASSETS

	September 30,	March 31,
	2009	2009 (1)
	(Unaudited)
Cash and short-term investments	$1,363,994	$1,389,945
Accounts receivable, net	106,651	88,525
Inventories	108,451	131,510
Other current assets	148,360	138,864
Total current assets	1,727,456	1,748,844

Property, plant & equipment, net	497,958	531,687
Long-term investments	108,729	50,826
Other assets	84,142	80,409

Total assets	$2,418,285	$2,411,766

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and other accrued liabilities	$84,089	$71,714
Deferred income on shipments to distributors	86,261	83,931
Total current liabilities	170,350	155,645

Convertible debentures	337,403	334,184
Long-term income tax payable	75,522	70,051
Deferred tax liability	372,700	365,734
Other long-term liabilities	3,993	3,834

Stockholders' equity	1,458,317	1,482,318

Total liabilities and stockholders' equity	$2,418,285	$2,411,766

(1) As adjusted due to the adoption of ASC Subtopic 470-20, Debt with Conversion and Other Options – Cash Conversion.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)
(in thousands except per share amounts and percentages)

RECONCILIATION OF GROSS PROFIT TO NON-GAAP GROSS PROFIT
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Gross profit, as reported	$123,340	$164,153	$219,775	$327,750
Share-based compensation expense	1,869	2,053	3,579	3,678
Acquisition-related acquired inventory valuation costs and intangible asset amortization	580	-	1,547	-
Non-GAAP gross profit	$125,789	$166,206	$224,901	$331,428
Non-GAAP gross profit percentage	55.5%	61.6%	53.6%	61.6%

RECONCILIATION OF RESEARCH AND DEVELOPMENT EXPENSES TO NON-GAAP
RESEARCH AND DEVELOPMENT EXPENSES
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Research and development expenses, as reported	$29,568	$31,343	$57,204	$62,895
Share-based compensation expense	(3,108)	(2,640)	(6,097)	(5,075)
Non-GAAP research and development expenses	$26,460	$28,703	$51,107	$57,820
Non-GAAP research and development expenses as a percentage of net sales	11.7%	10.6%	12.2%	10.7%

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
NON-GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Selling, general and administrative expenses, as reported	$41,046	$45,629	$77,429	$91,042
Share-based compensation expense	(4,523)	(3,800)	(8,822)	(7,439)
Acquisition-related intangible asset amortization and other costs	(255)	-	(563)	-
Non-GAAP selling, general and administrative expenses	$36,268	$41,829	$68,044	$83,603
Non-GAAP selling, general and administrative expenses as a percentage of net sales	16.0%	15.5%	16.2%	15.5%

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RECONCILIATION OF OPERATING INCOME TO NON-GAAP OPERATING INCOME
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Operating income, as reported	$52,726	$87,181	$83,904	$173,813
Share-based compensation expense	9,500	8,493	18,498	16,192
Acquisition-related acquired inventory valuation costs, intangible asset amortization & other costs	835	-	2,110	-
Special charge - patent license	-	-	1,238	-
Non-GAAP operating income	$63,061	$95,674	$105,750	$190,005
Non-GAAP operating income as a percentage of net sales	27.8%	35.5%	25.2%	35.3%

RECONCILIATION OF OTHER (EXPENSE) INCOME, NET TO NON-GAAP OTHER
(EXPENSE) INCOME, NET
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008(1)	2009	2008(1)
Other (expense) income, net, as reported	$(1,444)	$4,953	$33	$10,255
Convertible debt non-cash interest expense	1,559	1,288	3,067	2,529
Gain on trading securities	(2,071)	-	(7,518)	-
Non-GAAP other (expense) income, net	$(1,956)	$6,241	$(4,418)	$12,784
Non-GAAP other (expense) income, net, as a percentage of net sales	-0.9%	2.3%	-1.1%	2.4%

RECONCILIATION OF INCOME TAX PROVISION TO NON-GAAP INCOME TAX PROVISION
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008(1)	2009	2008(1)
Income tax provision, as reported	$6,797	$16,414	$12,084	$32,801
Income tax rate, as reported	13.3%	17.8%	14.4%	17.8%
Share-based compensation expense	1,235	1,537	2,405	2,930
Acquisition-related acquired inventory valuation costs, intangible asset amortization & other costs	109	-	274	-
Special charge – patent license	-	-	124	-
Convertible debt non-cash interest expense	600	496	1,181	974
Gain on trading securities	(797)	-	(2,894)	-
Non-GAAP income tax provision	$7,944	$18,447	$13,174	$36,705
Non-GAAP income tax rate	13.0%	18.1%	13.0%	18.1%

(1)As adjusted due to the adoption of ASC Subtopic 470-20, Debt with Conversion and Other Options – Cash Conversion.

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RECONCILIATION OF NET INCOME AND DILUTED NET INCOME PER SHARE TO
NON-GAAP NET INCOME AND NON-GAAP DILUTED NET INCOME PER SHARE
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008(1)	2009	2008(1)
Net income, as reported	$44,485	$75,720	$71,853	$151,267
Share-based compensation expense, net of tax effect	8,265	6,956	16,093	13,262
Acquisition-related acquired inventory valuation costs, intangible asset amortization and other costs, net of tax effect	726	-	1,836	-
Special charge – patent license, net of tax effect	-	-	1,114	-
Convertible debt non-cash interest expense, net of tax effect	959	792	1,886	1,555
Gain on trading securities, net of tax effect	(1,274)	-	(4,624)	-
Non-GAAP net income	$53,161	$83,468	$88,158	$166,084
Non-GAAP net income as a percentage of net sales	23.5%	30.9%	21.0%	30.9%

Diluted net income per share, as reported	$0.24	$0.40	$0.39	$0.80
Non-GAAP diluted net income per share	$0.29	$0.45	$0.48	$0.88

(1)As adjusted due to the adoption of ASC Subtopic 470-20, Debt with Conversion and Other Options – Cash Conversion.

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Microchip Technology
Reports Second Quarter
Fiscal 2010 Results

Microchip will host a conference call today, November 4, 2009 at 5:00 p.m. (Eastern Time) to discuss this release.  This call will be simulcast over the Internet at www.microchip.com.  The webcast will be available for replay until November 11, 2009.

A telephonic replay of the conference call will be available at approximately 7:00 p.m. (Eastern Time) November 4, 2009 and will remain available until 5:00 p.m. (Eastern Time) on November 11, 2009.  Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 6340154.

Cautionary Statement:

The statements in this release relating to improving business conditions, expecting 150 to 200 basis points of gross margin improvement in the December quarter, aggressively increasing our manufacturing output so that we can continue to meet the needs of our customers, expecting our cash generation to remain strong for the balance of fiscal 2010, expecting revenue to be up 4% to 8% sequentially, continued strong interest in our products, solidifying our position as the broadest touch-sensing solutions provider, our third quarter fiscal 2010 outlook (GAAP and Non-GAAP as applicable) for revenue, gross margin, operating expenses, other income (expense), income tax provision/tax rate, diluted common shares outstanding, earnings per share, inventory, capital expenditures for the December quarter and for fiscal 2010 and net cash generation, our ability to invest in equipment to support the expected revenue growth of our new products and technologies, our plan to take advantage of low-cost equipment opportunities, and our calendar year 2010 internal plan (GAAP and Non-GAAP as applicable) for revenue, gross margin, operating expenses, operating profit and earnings per share are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: the strength of the economic recovery or any further weakness or unexpected fluctuations in the U.S. and global economies, changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity and our ability to effectively ramp our production levels; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; the impact of any significant acquisitions that we make; costs and outcome of any current or future tax audit or any litigation involving

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Microchip Technology
Reports Second Quarter
Fiscal 2010 Results

intellectual property, customers or other issues; disruptions in our business or the businesses of our customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q.  You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC's Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this November 4, 2009 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Incorporated is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip Web site at www.microchip.com.

The Microchip name and logo, and PIC are registered trademarks of Microchip Technology Inc. in the USA and other countries.  mTouch is a trademark of Microchip Technology Inc.  All other trademarks mentioned herein are the property of their respective companies.

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